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Press Release
220 West Main Street Louisville, KY 40232
Media Contact: Chip Keeling
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LG&E Energy Corp. Reports 2001 Utility Earnings

        (LOUISVILLE, KY—February 21, 2002)—LG&E Energy Corp. today reported earnings of its two utility subsidiaries, Louisville Gas and Electric Company and Kentucky Utilities Company, for the year ended December 2001.

Full-Year 2001 Results

        Louisville Gas & Electric Company—2001 net income available for common stock was $102 million, down $3 million from the $105 million earned in 2000. Primary factors driving LG&E's 2001 earnings included $20 million higher net revenues from electric and gas sales and $5 million lower interest expense offset by higher other operating and maintenance expenses of approximately $27 million.

        Electric sales margins were higher than in 2000 primarily resulting from the lower cost of power purchased. Gas sales margins increased as a result of a gas rate increase ordered by the Kentucky Public Service Commission in September 2000, partially offset by a decrease in volumes sold.

        Items contributing to the increase in other operating and maintenance expenses included an increase in pension and related benefits expense ($12 million), amortization of deferred costs from the Company's work force transition separation program ($13 million) and increases in bad debt expenses, property insurance, one-utility program cost amortization and maintenance costs ($6 million). These higher costs were offset in part by lower salary and related benefit expenses due to the work force reductions during 2001. The lower interest expense is primarily attributable to reductions in short-term interest rates throughout 2001.

        Kentucky Utilities Company—2001 net income available for common stock was $94 million, up $1 million from the $93 million earned in 2000. 2001 net electric revenues were relatively flat when compared to 2000.

        Primary factors driving KU's 2001 earnings included an increase in other operating and maintenance costs of approximately $6 million, non-recurring charges of approximately $7 million as a result of the Company's work force transition separation program, lower depreciation and amortization expense of approximately $8 million mainly resulting from a settlement order in December 2001 from the Kentucky Public Service Commission (KPSC), lower property and other taxes of $3 million and approximately $5 million of lower interest expense resulting from reductions in short-term interest rates throughout the year.

        Items contributing to the increase in other operating and maintenance expenses included an increase in pension and related benefits expense ($7 million), amortization of deferred costs from the Company's work force transition separation program ($5 million), offset in part by lower salary and related benefit expenses resulting from workforce reductions during 2001 and decreased power generation maintenance expenses.

Fourth Quarter 2001 Results

        Louisville Gas & Electric Company—LG&E earned $91 million in net income available for common stock in the fourth quarter 2001 representing a $65 million increase over the amount earned during the same period in 2000. Pursuant to the settlement order received from the KPSC in December 2001, LG&E reversed the $144 million non-recurring charge taken earlier in the year by recording a regulatory asset and booked additional operating expense of $13 million representing amortization of the regulatory asset for 2001. Operating revenues were $72 million lower in the fourth quarter 2001 compared to the same period in 2000 primarily due to unseasonably mild weather and lower fuel costs billed.

        Kentucky Utilities Company—KU earned $55 million in net income available for common stock in the fourth quarter 2001, an increase of $31 million as compared to the same period in 2000. This increase was primarily due to the effects of the settlement order received from the KPSC in December 2001. Pursuant to the order, KU reversed $57 million of the non-recurring charge taken earlier in the year by recording a regulatory asset, booked additional operating expenses of $5 million representing amortization of the regulatory asset for 2001 and reduced depreciation expense by $6 million.

        LG&E Energy Corp., headquartered in Louisville, Ky., is a diversified energy services company that is a member of the Powergen plc (LSE: NYSE: PWG) family of companies. LG&E Energy owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky., and 16 surrounding counties and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves customers in 77 Kentucky counties and five counties in Virginia.

Louisville Gas & Electric Company and Subsidiary

Consolidated Income Statements

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2001	2000	2001	2000
Operating Revenues
Electric	$148,034	$164,620	$705,925	$710,958
Gas	74,669	129,813	290,775	272,489

Total operating revenues	$222,703	$294,433	$996,700	$983,447

Operating Expenses
Fuel for electric generation	$34,660	$38,988	$159,231	$159,418
Power purchased	21,824	26,888	81,475	96,894
Gas supply expenses	48,574	98,732	206,165	196,912
Non-recurring charges	(144,385)	(8,141)	—	—
Other operating & maintenance expenses	77,465	54,383	226,505	199,652
Depreciation and amortization	23,173	25,122	100,356	98,291
Federal and state income taxes	57,813	16,808	63,452	64,425
Property and other taxes	4,790	4,821	17,743	18,985

Total operating expenses	$123,914	$257,601	$854,927	$834,577

Net Operating Income	$98,789	$36,832	$141,773	$148,870
Other Income—Net	1,212	431	2,930	4,921

Income before Interest Charges	$100,001	$37,263	$144,703	$153,791
Interest Charges	7,842	10,237	37,922	43,218

Net Income	$92,159	$27,026	$106,781	$110,573
Dividends on Preferred Stock	1,111	1,367	4,739	5,210

Net Income Available for Common Stock	$91,048	$25,659	$102,042	$105,363

Kentucky Utilities Company and Subsidiary

Consolidated Income Statements

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2001	2000	2001	2000
Operating Revenues	$211,950	$212,854	$859,472	$851,941
Operating Expenses
Fuel for electric generation	$59,889	$56,830	$236,985	$219,923
Power purchased	41,115	44,730	157,161	166,918
Non-recurring charges	(56,921)	(11,030)	6,867	—
Other operating & maintenance expenses	48,820	45,006	175,380	169,715
Depreciation and amortization	18,494	24,900	90,299	98,256
Federal and state income taxes	35,875	15,109	57,482	51,963
Property and other taxes	1,639	3,999	13,928	17,030

Total operating expenses	$148,911	$179,544	$738,102	$723,805

Net Operating Income	$63,039	$33,310	$121,370	$128,136
Other Income—Net	3,234	1,542	8,932	6,843

Income before Interest Charges	$66,273	$34,852	$130,302	$134,979
Interest Charges	10,284	9,517	34,024	39,455

Net Income Before Cumulative Effect of Change in Accounting	$55,989	$25,335	$96,278	$95,524
Cumulative Effect of Change in Accounting for Derivatives, Net of Income Taxes	—	—	136	—

Net Income	$55,989	$25,335	$96,414	$95,524
Dividends on Preferred Stock	564	564	2,256	2,256

Net Income Available for Common Stock	$55,425	$24,771	$94,158	$93,268

QuickLinks

LG&E Energy Corp. Reports 2001 Utility Earnings
Full-Year 2001 Results
Fourth Quarter 2001 Results
Louisville Gas & Electric Company and Subsidiary Consolidated Income Statements (In thousands of dollars) (Unaudited)
Kentucky Utilities Company and Subsidiary Consolidated Income Statements (In thousands of dollars) (Unaudited)